Exhibit 99.2

RMG ML SPORTS HOLDINGS

COMPENSATION COMMITTEE CHARTER

MEMBERSHIP

The Compensation Committee (the “Committee”) of the board of directors (the “Board”) of RMG ML Sports Holdings (the “Company”) shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the rules of The Nasdaq Global Market (“Nasdaq”).

Each member of the Committee must qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as amended.

The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

PURPOSE

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

●	To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee may consider the Company’s performance and relative shareholder return, the value of similar incentive awards given to CEOs at comparable companies and the awards given to the Company’s CEO in past years. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation. The Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are reviewed and ratified by all independent directors on the board of the directors.

●	To review and approve the compensation of all other executive officers.

●	To review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to implement and administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

●	To approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

●	To review, and approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.

●	To determine share ownership guidelines for the CEO and other executive officers and monitor compliance with such guidelines.

●	To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

●	To review and evaluate all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

●	To oversee the engagement with shareholders and proxy advisory firms on executive compensation matters.

●	To produce a report on executive compensation to be included in the Company’s annual proxy statement.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The compensation consultant(s), outside counsel and any other advisors retained by, or providing advice to, the Committee (other than the Company’s in-house counsel) shall be independent as determined in the discretion of the Committee after considering the factors specified by Nasdaq and the U.S. Securities and Exchange Commission. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation or director compensation shall not be retained by the Company for any compensation or other human resource matters.

STRUCTURE AND OPERATIONS

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet periodically at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

DELEGATION OF AUTHORITY

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

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